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Exhibit 3

Æterna Zentaris Inc.

Consolidated Financial Statements
 December 31, 2005, 2004 and 2003
(expressed in thousands of US dollars)

PricewaterhouseCoopers LLP
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Sainte-Foy, Quebec
Canada G1V 5C2
Telephone +1 (418) 522 7001
Facsimile +1 (418) 522 5663

Report of Independent Auditors

To the Shareholders of
Æterna Zentaris Inc.

We have audited the consolidated balance sheets of Æterna Zentaris Inc. as at December 31, 2005 and 2004 and the consolidated statements of operations, deficit, other capital and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Quebec, Quebec, Canada
February 28, 2006

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

ÆTERNA ZENTARIS INC.
Consolidated Balance Sheets
(expressed in thousands of US dollars)

	As at December 31,
	2005 $	2004 $
Assets
Current assets
Cash and cash equivalents	27,267	23,738
Short-term investments (note 22)	25,438	24,590
Accounts receivable
Trade	61,385	43,238
Other (note 5)	3,846	5,254
Inventory (note 6)	37,258	17,788
Prepaid expenses	3,791	2,553
Future income tax assets (note 19)	2,718	3,250

	161,703	120,411
Property, plant and equipment (notes 8 and 18)	19,916	16,555
Deferred charges and other long-term assets (note 7)	4,355	5,645
Intangible assets (notes 9 and 18)	109,380	62,804
Goodwill (note 10)	119,169	71,661
Future income tax assets (note 19)	11,015	13,463

	425,538	290,539

Liabilities
Current liabilities
Accounts payable and accrued liabilities (note 11)	57,958	41,797
Income taxes	3,453	6,105
Balances of purchase price (note 4)	—	2,124
Current portion of long-term debt	790	10,094

	62,201	60,120
Deferred revenues	11,087	21,262
Convertible term loans (note 12)	28,440	20,707
Long-term debt (note 13)	107,303	32,750
Employee future benefits (note 14)	7,661	6,242
Future income tax liabilities (note 19)	34,784	20,457
Non-controlling interest	64,531	28,925

	316,007	190,463

Shareholders' Equity
Share capital (note 15)	130,344	127,585
Other capital	10,474	6,059
Deficit	(43,224)	(53,795)
Cumulative translation adjustment	11,937	20,227

	109,531	100,076

	425,538	290,539

Subsequent event (note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

(Signed)		Director	(Signed)		Director
	Éric Dupont			Gérard Limoges

ÆTERNA ZENTARIS INC.
Consolidated Statements of Deficit
(expressed in thousands of US dollars)

	Years Ended December 31,
	2005 $	2004 $	2003 $
Balance — Beginning of year	53,795	49,370	29,286
Net loss (earnings) for the year	(10,571)	4,425	20,084

Balance — End of year	43,224	53,795	49,370

Consolidated Statements of Other Capital
(expressed in thousands of US dollars)

	Years Ended December 31,
	2005 $	2004 $	2003 $
Balance — Beginning of year	6,059	5,088	540
Conversion option related to convertible term loans (note 12)	2,129	—	4,211
Stock-based compensation costs (note 15e)	2,286	1,075	337
Exercise of stock options (note 15c)	—	(104)	—

Balance — End of year	10,474	6,059	5,088

The accompanying notes are an integral part of these consolidated financial statements.

ÆTERNA ZENTARIS INC.
Consolidated Statements of Operations
(expressed in thousands of US dollars, except share and per share data)

	Years Ended December 31,
	2005 $	2004 $	2003 $
Revenues	247,389	179,212	118,740

Operating expenses
Cost of sales	156,365	103,368	69,960
Selling, general and administrative	42,037	32,422	20,765
Research and development costs	27,605	24,366	32,356
Research and development tax credits and grants (note 18)	(633)	(1,034)	(872)
Depreciation and amortization
Property, plant and equipment	2,349	2,450	2,672
Intangible assets	5,254	4,447	4,050

	232,977	166,019	128,931

Earnings (loss) from operations	14,412	13,193	(10,191)

Other revenues (expenses)
Interest income	1,601	1,044	1,531
Interest expense
Long-term debt and convertible term loans	(9,217)	(6,201)	(2,935)
Other	(568)	(75)	(515)
Foreign exchange loss	(263)	(707)	(1,123)

	(8,447)	(5,939)	(3,042)

Earnings (loss) before income taxes	5,965	7,254	(13,233)
Income tax expense (note 19)	(7,332)	(6,366)	(4,232)

Earnings (loss) before the following items	(1,367)	888	(17,465)
Gain (loss) on dilution of investments (note 4e and h)	19,002	(485)	(46)
Non-controlling interest	(7,064)	(4,828)	(2,573)

Net earnings (loss) for the year	10,571	(4,425)	(20,084)

Net earnings (loss) per share
Basic	0.23	(0.10)	(0.47)

Diluted	0.22	(0.10)	(0.47)

Weighted average number of shares outstanding (note 21)
Basic	46,139,814	45,569,176	42,993,432

Diluted	46,426,682	45,986,629	43,112,385

The accompanying notes are an integral part of these consolidated financial statements.

ÆTERNA ZENTARIS INC.
Consolidated Statements of Cash Flows
(expressed in thousands of US dollars)

	Years Ended December 31,
	2005 $	2004 $	2003 $
Cash flows from operating activities
Net earnings (loss) for the year	10,571	(4,425)	(20,084)
Items not affecting cash and cash equivalents
Depreciation and amortization	7,603	6,897	6,722
Stock-based compensation costs	2,940	1,200	360
Future income taxes	2,183	(4,160)	1,332
Loss (gain) on dilution of investments	(19,002)	485	46
Non-controlling interest	7,064	4,828	2,573
Employee future benefits	2,360	693	376
Deferred charges	3,188	(2,098)	101
Deferred revenues	(10,215)	13,389	(840)
Accretion on convertible term loans	4,479	1,514	888
Foreign exchange loss on long-term items denominated in foreign currency	479	10	—
Change in non-cash operating working capital items (note 17)	1,284	(8,492)	(1,796)

	12,934	9,841	(10,322)

Cash flows from financing activities
Repayment of promissory note	—	—	(28,020)
Net proceeds from the issuance of convertible term loans	—	—	16,617
Payments on balance of purchase price (note 4)	(4,309)	(1,193)	(1,605)
Increase in long-term debt	147,297	29,746	5,628
Repayment of long-term debt	(92,061)	(6,035)	(2,218)
Issuance of shares	130	1,282	26,491
Share issue expenses	(108)	(127)	(1,844)
Issuance of shares by a subsidiary	37,976	1,418	31

	88,925	25,091	15,080

Cash flows from investing activities
Purchase of short-term investments	(28,903)	(19,055)	(35,294)
Proceeds from the sale of short-term investments	28,847	28,531	54,622
Purchase of long-term investment	(401)	(629)	—
Business acquisitions, net of cash and cash equivalents acquired (note 4)	(92,641)	(37,029)	(13,403)
Purchase of property, plant and equipment	(1,746)	(1,632)	(852)
Acquisition of amortizable intangible assets	(705)	(126)	(448)

	(95,549)	(29,940)	4,625

Increase in cash and cash equivalents	6,310	4,992	9,383
Effect of exchange rate changes on cash and cash equivalents	(2,781)	1,458	(15)
Cash and cash equivalents — Beginning of year	23,738	17,288	7,920

Cash and cash equivalents — End of year	27,267	23,738	17,288

Additional information
Interest paid	1,942	1,862	308
Income taxes paid	6,535	7,266	3,027

The accompanying notes are an integral part of these consolidated financial statements.

ÆTERNA ZENTARIS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(tabular amounts in thousands of US dollars,
except share/option and per share/option data and as otherwise noted)

1      Incorporation and nature of activities

  Æterna Zentaris Inc. ("Æterna Zentaris" or the "Company"), incorporated under the Canada Business Corporations Act, is a growing global biopharmaceutical company engaged in the discovery, development and marketing of therapies for cancer and endocrine disorders.

  Æterna Zentaris also owns 48.4% of the equity of Atrium Biotechnologies Inc. (TSX: ATB.sv) and 64.8% of its voting rights. Atrium Biotechnologies Inc. is a developer, manufacturer and marketer of science-based products for the cosmetics, pharmaceutical, chemical and nutritional industries.

2      Summary of significant accounting policies

  Basis of presentation

  These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These financial statements differ in certain respects from those prepared in accordance with United States generally accepted principles (US GAAP) and are not intended to provide certain disclosures which would be found in US GAAP financial statements. These measurement differences are described in note 24 "Summary of differences between generally accepted accounting principles in Canada and in the United States". The significant accounting policies, which have been consistently applied, except for the policy dealing with the reporting currency as described below, are summarized as follows:

  Basis of consolidation

  The Company's consolidated financial statements include the accounts of the Company and all of its subsidiaries, accounted for using the full consolidation method. Intercompany transactions and related balances have been eliminated. As at December 31, 2005, the principal subsidiaries and the Company's percentage of interest are as follows:

	Percentage of interest
Subsidiaries	2005	2004
	%	%
Zentaris GmbH ("Zentaris")	100.00	100.00
Echelon Biosciences Inc. ("Echelon")	100.00	—
Atrium Biotechnologies Inc. ("Atrium")(1)	48.46	61.12
Pure Encapsulations, Inc.	100.00	100.00
Unipex Finance S.A.S.	100.00	83.78
Chimiray S.A.S.	100.00	100.00
Unipex S.A.S.	100.00	100.00
MultiChem Import Export (2005) Inc.	100.00	—
HVL Parent Incorporated ("Douglas Laboratories")	100.00	—

  (1)
  Since the Company holds the multiple voting shares of Atrium, its percentage of voting interest in Atrium is 64.86% and 75.53% as at December 31, 2005 and 2004, respectively.

    Furthermore, the multiple voting shares of Atrium held by the Company will automatically be converted into subordinate voting shares on a one-for-one basis; i) upon any transfer thereof, subject to limited exceptions; ii) within five years from the closing date of the initial public offering of Atrium, being April 6, 2005; and iii) in certain circumstances including a change of control of the Company.

  Accounting estimates

  The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant estimates include the allowance for doubtful accounts, provisions for obsolete inventory, future income tax assets, the useful lives of property, plant and equipment and intangible assets, the valuation of intangible assets and goodwill, the fair value of options granted and employee future benefits and certain accrued liabilities. Actual results could differ from those estimates.

  Reporting currency

  In December 2005, the Company changed its reporting currency from Canadian dollars to US dollars to provide more relevant information considering its predominant operations in the United States and its US-dollar-denominated debt. The Company used the current rate method to translate the Canadian dollars financial statements into US dollars for both the current and prior periods since fiscal year 2000. Under this method, assets and liabilities of subsidiaries whose functional currency is other than the US dollar are translated using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate in effect during the year. Gains and losses are included in the cumulative translation adjustment account in shareholders' equity. The functional currencies of the Company and each of its subsidiaries remained unchanged.

  Foreign currency translation

  Foreign currency transactions and integrated foreign subsidiaries

  The financial statements of integrated foreign operations and transactions denominated in currencies other than the functional currency are remeasured into the functional currency using the temporal method. Under this method, monetary assets and liabilities are remeasured at the exchange rate in effect on the date of the balance sheet. Non-monetary assets and liabilities are remeasured at historical rates, unless such assets and liabilities are carried at market, in which case, they are translated at the exchange rate in effect on the date of the balance sheet. Revenues and expenses are remeasured at the monthly average exchange rate. Gains and losses resulting from such remeasurement are reflected in the statements of operations.

  Due to the growing ability to financially support its activities, it has been determined that Zentaris should be considered as a self-sustaining subsidiary using the euro as the functional currency. Accordingly, the subsidiary's 2005 accounts and operations in foreign currencies have been translated into US dollars using the current rate method.

  Hedging and Derivative Financial Instruments

  The Company uses derivative financial instruments by way of interest rate swaps to manage current and forecast risks related to interest rate fluctuations associated with the Company's credit facility. The Company does not use freestanding derivative financial instruments for trading or speculative purposes.

  The Company formally documents and designates each derivative financial instrument as a hedge of its credit facility. The Company determines that derivative financial instruments are effective hedges, at the time of the establishment of the hedge and for the duration of the instrument, since the date to maturity, the reference amount and interest rate of the instruments correspond to all the conditions of the debt.

  The Company uses interest rate swaps as part of its program for managing the combination of fixed and variable interest rates of its debt and the corresponding aggregate cost of borrowing. Interest rate swaps involve an exchange of interest payments without an exchange of principal underlying the interest payments. They are accounted for as an adjustment of accrued interest expense on the debt instruments. The corresponding amount to be paid to counterparties or to be received from counterparties is accounted for as an adjustment of accrued interest.

  In the case of an early termination of one of the interest swap agreements or if the hedge ceases to be effective prior to maturity, any realized and unrealized gains or losses would be recorded on the balance sheet and amortized to consolidated operations over the remaining term of the related hedged debt. In the event of early extinguishment of the debt, any realized or unrealized gains or losses related to the swap would be recognized in the consolidated statements of operations at the time of the extinguishment of the debt.

  Cash and cash equivalents

  Cash and cash equivalents consist of cash on hand and balances with banks, exclusive of bank advances, as well as all highly liquid short-term investments. The Company considers all highly liquid short-term investments having a term of less than three months at the acquisition date to be cash equivalents.

  Short-term investments

  Short-term investments, which are valued at the lower of amortized cost and market value, consist mainly of bonds which do not meet the Company's definition of cash and cash equivalents.

  Inventory

  Inventory is valued at the lower of cost and market value. Cost is determined using the first in, first out basis. Cost of finished goods and work in progress includes raw materials, labour and manufacturing overhead under the absorption costing method. Market value is defined as replacement cost for raw materials and as net realizable value for finished goods and work in progress.

  Property, plant and equipment and depreciation

  Property, plant and equipment are recorded at cost, net of related government grants and accumulated depreciation. Depreciation is calculated using the following methods and annual rates:

	Methods	Annual rates
%
Building	Straight-line	4 and 5
Equipment	Declining balance and straight-line	20
Office furniture	Declining balance and straight-line	10 and 20
Computer equipment	Straight-line	25 and 33 1/3
Automotive equipment	Straight-line	20
Leasehold improvements	Straight-line	Remaining lease term

  The carrying value of property, plant and equipment is evaluated whenever significant events occur which may indicate a permanent impairment in value, based upon a comparison of the carrying value to the fair value.

  Deferred charges

  Deferred charges relate to deferred upfront payments made by a subsidiary in connection with research and development collaborations and to financing charges. These deferred charges are included in the statement of operations over the progress of the research and development work related to the contracts and over the term of the convertible term loans and revolving credit line, respectively.

  Intangible assets

  Intangible assets with finite useful lives consist of patents, trademarks, licenses, distribution agreements, customer and supplier relationships as well as technology as other. Patents and trademarks represent costs, including professional fees, incurred for the filing of patents and the registration of trademarks for product marketing and manufacturing purposes, net of related government grants and accumulated amortization. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives of eight to fifteen years for patents, ten years for trademarks, licenses, distribution agreements and customer and supplier relationships, and from three to seven years for technology and other.

  The Company's indefinite-lived intangible assets consist of trademarks resulting from business acquisitions and are not amortized.

  Goodwill

  Goodwill represents the excess of the purchase price over the fair values of the net assets of entities acquired at the respective dates of acquisition. Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the carrying amount, no impairment is necessary. In the event that the carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

  Impairment of long-lived assets

  Property, plant and equipment and intangible assets with finite lives are reviewed for impairment when events or circumstances indicate that costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the undiscounted future cash flows expected to be provided by the asset. The amount of impairment loss, if any, is the excess of its carrying value over its fair value. Finite-lived assets are written down for any impairment in value of the unamortized portion. As at December 31, 2005, there were no events or circumstances indicating that the carrying value may not be recoverable.

  Intangible assets with indefinite lives are tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment exists when the carrying amount of the intangible asset exceeds its fair value.

  Employee future benefits

  Some of the Company's subsidiaries maintain defined benefit plans and two postemployment benefit plans for their employees. These subsidiaries accrue their obligations under employee benefit plans and the related costs. In this regard, the following policies have been adopted:

  •
  The cost of pension and other retirement benefits earned by employees is actuarially determined using the projected unit credit method and benefit method prorated on length of service and management's best estimate of salary escalation, retirement ages of employees and employee turnover.

  •
  The net actuarial gain (loss) of the benefit obligation is reported in the statement of operations as it arises.

  Deferred revenues

  Deferred revenues relate to upfront payments received by a subsidiary in connection with research cooperation agreements. These revenues are included in the statement of operations based on the progress of the research and development work related to the contracts.

  Revenue recognition

  The biopharmaceutical segment is currently in a phase in which potential products are being further developed or marketed jointly with strategic partners. The existing licensing agreements usually foresee one-time payments (upfront payments), payments for research and development services in the form of cost reimbursements, milestone payments and royalty receipts for licensing and marketing product candidates. Revenues associated with those multiple-element arrangements are allocated to the various elements based on their relative fair value.

  License fees representing non-refundable payments received upon the execution of license agreements are recognized as revenue upon execution of the license agreements when the Company has no significant future performance obligations and collectibility of the fees is assured. Upfront payments received at the beginning of licensing agreements are not recorded as revenue when received but are amortized based on the progress to the related research and development work. Milestone payments, which are generally based on developmental or regulatory events, are recognized as revenue when the milestones are achieved, collectibility is assured, and when there are no significant future performance obligations in connection with the milestones. In those instances where the Company has collected upfront or milestone payments but has ongoing future obligations related to the development of the drug product, revenue recognition is deferred and amortized over the period of its future obligations.

  Royalty revenue is recorded when the amount of the royalty fee is determinable and collection is reasonably assured.

  Revenues from sales of products are recognized, net of estimated sales allowances and rebates, when title passes to customers, which is at the time goods are shipped, when there are no future performance obligations, when the purchase price is fixed and determinable, and collection is reasonably assured.

  Stock-Based Compensation Plans

  On January 1, 2002, the Company adopted the recommendations of Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870 Stock-Based Compensation and Other Stock-Based Payments. This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation made in exchange for goods and services and requires the use of the fair value method to account for awards to non-employees and direct awards of stock to employees and encourages, but does not require, the use of the fair value method to account for stock-based compensation costs arising from awards to employees. On October 15, 2003, this section was amended to require expensing of all stock-based compensation awards in the financial statements for fiscal years beginning on or after January 1, 2004 with early adoption encouraged. In accordance with the transitional provisions of this section, the Company has decided to adopt the revisions in 2003 and used the prospective method as a transitional method, as permitted under those amendments. According to this method, all stock-based compensation granted since January 1, 2003 have been recorded in the corresponding period without restatement of prior years. However, the Company is still required to provide pro forma disclosures relating to net earnings (loss) and net earnings (loss) per share as if stock-based compensation costs had been recognized in the financial statements using the fair value method for options granted in 2002. These disclosures have been presented in note 15.

  Income taxes

  The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. Changes in the net future income tax assets or liabilities are included in the statement of operations. Future income tax assets and liabilities are measured using substantively enacted and enacted tax rates expected to apply in the years in which the differences are expected to reverse.

  The Company establishes a valuation allowance against future income tax assets if, based on available information, it is not more likely than not that some or all of the future income tax assets will be realized.

  Research and development costs

  Research costs are expensed as incurred. Development costs are expensed as incurred except for those which meet generally accepted criteria for deferral, which are capitalized and amortized against operations over the estimated period of benefit. As at December 31, 2005, no costs have been deferred.

  Research and development tax credits and grants

  The Company is entitled to scientific research and experimental development ("SR&ED") tax credits granted by the Canadian federal government ("Federal") and the government of the Province of Québec ("Provincial"). Federal SR&ED tax credits are earned on qualified Canadian SR&ED expenditures at a rate of 20% and can only be used to offset Federal income taxes otherwise payable. Refundable provincial SR&ED tax credits are generally earned on qualified SR&ED salaries, subcontracting and university contract expenses incurred in the Province of Québec, at a rate of 17.5%.

  SR&ED tax credits and grants are accounted for using the cost reduction method. Accordingly, tax credits and grants are recorded as a reduction of the related expenses or capital expenditures in the period the expenses are incurred. The refundable portion of SR&ED tax credits is recorded in the year in which the related expenses or capital expenditures are incurred and the non-refundable portion of SR&ED tax credits and grants is recorded at such time, provided the Company has reasonable assurance the credits or grants will be realized.

  Earnings (loss) per share

  Basic net earnings (loss) per share are (is) calculated using the weighted average number of common shares outstanding during the year.

  Diluted net earnings (loss) per share are (is) calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and convertible term loans. This method requires that diluted net earnings (loss) per share be calculated using the treasury stock method, as if all common share equivalents had been exercised at the beginning of the reporting period, or period of issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of the common shares during the period.

3      New accounting standards

  In January 2005, the CICA issued four new accounting standards in relation with financial instruments: Section 3855 "Financial Instruments — Recognition and measurement", Section 3865 "Hedges", Section 1530 "Comprehensive Income" and Section 3251 "Equity".

  Section 3855 expands on Section 3860 "Financial Instruments — Disclosure and Presentation", by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented.

  Section 3865 provides alternative treatments to Section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on Accounting Guideline AcG-13 "Hedging Relationships", and the hedging guidance in Section 1650 "Foreign Currency Translation" by specifying how hedge accounting is applied and what disclosures are necessary when it is applied.

  Section 1530 "Comprehensive Income" introduces a new requirement to temporarily present certain gains and losses outside net income.

  Consequently, Section 3250 "Surplus" has been revised as Section 3251 "Equity".

  Sections 1530, 3251, 3855 and 3865 apply to fiscal years beginning on or after October 1, 2006. While the Company is currently assessing the effects of these new standards, impacts consistent with the adjustments described in note 24 of these consolidated financial statements are expected.

4      Business acquisitions

  Acquisitions in 2005

  (a)
  Echelon Biosciences Inc.

    On January 1, 2005, the Company completed the acquisition of 100% of the issued and outstanding common shares of Echelon for a total consideration of $2,935,522, of which an amount of $36,718 including all acquisition-related costs, was paid cash, net of cash and cash equivalent acquired of $161,734, and the balance was paid through the issuance of 443,905 common shares of the Company. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $3,500,000 of which an amount of $2,900,000 will be payable in shares and the balance of $600,000 payable in cash at the latest in January 2008 once the conditions will have been met. Up to December 31, 2005, an amount of $196,000 has been recorded as contingent consideration payable, thus having the effect of increasing goodwill.

    This company, based in the United States, focuses on the transduction signalling technology.

    This acquisition has been accounted for using the purchase method and the results of operations have been included in the statement of operations from the date of acquisition.

  (b)
  MultiChem Import Export (2005) inc.

    On January 24, 2005, Atrium Biotechnologies Inc. ("Atrium"), through its new subsidiary, MultiChem Import Export (2005) Inc. ("MultiChem"), completed the acquisition of the operating assets of MultiChem Import Export Inc. and MultiChem Trading Inc. for a total consideration of approximately $20,747,000 (CAN$25,435,000) of which an amount of $18,495,000 (CAN$22,675,000), including all acquisition-related costs, was paid cash and $2,252,000 (CAN$2,760,000) as a balance of purchase price, non-interest bearing and paid during the second quarter of 2005. The acquisition is subject to contingent payments specified in the agreement for a maximum amount of $1,290,000 (CAN$1,500,000) payable in 2006. These contingent payments will be recorded as goodwill when the related conditions have been met. This company is a Canadian marketer of active ingredients and specialty chemicals sold to customers in Canada and the North-eastern United States. This acquisition was financed through Atrium's working capital, as well as from the revolving credit facility put in place in January 2005.

    This acquisition has been accounted for using the purchase method and the results of operations have been included in the statement of operations from the date of acquisition. The purchase price allocation was finalized upon receipt of a valuation report.

  (c)
  HVL Parent Incorporated

    On December 8, 2005, Atrium, through one of its U.S. subsidiaries, acquired all of the outstanding shares of HVL Parent Incorporated whose main brand is Douglas Laboratories. This company develops, manufactures and markets health and nutritional products through healthcare practitioners mainly in the United States.

    This acquisition was made for a total consideration of $86,852,000 of which an amount of $73,906,000, including all acquisition-related costs, was or will be paid cash, net of cash and cash equivalents acquired of $3,182,000, and $8,632,000 was paid by Atrium in 917,532 subordinate voting shares issued to certain Douglas Laboratories management shareholders at a price of CAN$10.95 per share. The cash portion came from cash on hand and from the revolving credit facility renegotiated in November 2005.

    This acquisition has been accounted for using the purchase method and the results of operations have been included in the statement of operations from the date of acquisition. The purchase price allocation will be finalized upon receipt of an independent valuation report, and the total consideration paid was allocated based on management's preliminary assessment as to the estimated fair value at the acquisition date. This preliminary assessment is subject to change upon the final determination of the fair value of the assets acquired and liabilities assumed.

    The allocated values of the net assets acquired are as follows:

	Echelon	MultiChem	Douglas Laboratories
	$	$	$
Assets
Current assets	750	11,972	29,030
Property, plant and equipment	445	70	3,787
Intangible assets
Customer and supplier relationships	909	4,976	8,000
Patents and trademarks	100	1,631	39,800
Technologies	1,364	6	—
Other long-term assets	111	—	—

	3,679	18,655	80,617

Liabilities
Current liabilities	781	6,044	10,110
Long-term liabilities	81	—	8,912
Future income tax liabilities	832	—	16,898

	1,694	6,044	35,920

Net identifiable assets acquired	1,985	12,611	44,697
Goodwill	951	8,136	42,155

Purchase price	2,936	20,747	86,852
Less: Cash and cash equivalents acquired	162	—	3,182
Shares issued	2,737	—	8,632
Balance of purchase price	—	2,252	—
Acquisition costs unpaid	—	—	1,132

Net cash used for the acquisition	37	18,495	73,906

    Goodwill and intangible assets from MultiChem are included in the Active Ingredients & Specialty Chemicals segment and are deductible for income tax purposes. Goodwill and intangible assets from Douglas Laboratories are included in the Health & Nutrition segment and goodwill and intangible assets from Echelon are included in the Biopharmaceutical segment; both of them are not deductible for income tax purposes.

    Intangible assets mainly consist of patents and customer and supplier relationships for a total amount $13,985,000, of indefinite-lived trademarks for a total amount of $41,431,000 and of technologies for a total amount of $1,370,000. Patents and customer and supplier relationships as well as technologies are amortized on a straight-line basis over their estimated useful lives of seven to fifteen years. Indefinite-lived trademarks are not amortized but are subject to an annual impairment test.

  (d)
  Unipex Finance S.A.S.

    On April 6, 2005, Atrium Biotechnologies Inc. acquired 69,092 common shares of the outstanding capital stock of Unipex Finance S.A.S., based in France, for an amount of $7,287,000 (€5,501,000), increasing its economic interest in the latter to 100.00% (83.78% in 2004). This amount was settled through the issuance of 741,584 Subordinate Voting Shares at the offering price of CAN$12.00 per share. This transaction has been accounted for as a step acquisition. The excess of the purchase price over the net identifiable assets on the date of acquisition is $5,383,000 and is recorded as goodwill not deductible for income tax purposes for an amount of $1,722,000. The balance of $3,661,000 has been applied against non-controlling interest.

  (e)
  Gain on dilution of investments

    On April 6, 2005, Atrium completed its Initial Public Offering through the issuance of 4,166,667 subordinate voting shares at a price of CAN$12.00 per share for total gross proceeds of $40,957,000 (CAN$50,000,000). Immediately prior to the closing of the aforementioned offering, Atrium completed the acquisition of the non-controlling interest in Unipex Finance S.A.S. for an amount of $7,289,000. This amount was settled through the issuance of 741,584 subordinate voting shares of Atrium at the offering price of CAN$12.00 per share. Moreover, pursuant to the acquisition of Douglas by Atrium in December 2005, Atrium issued 917,532 subordinate voting shares at a price of CAN$10.95 per share. Following the exercise of Atrium's stock options, Atrium also issued 387,000 subordinate voting shares at an average price of CAN$2.28 for total proceeds of $884,000. As a consequence of these transactions, the Company's economic interest in Atrium decreased from 61.1% to 48.46%, generating a gain on dilution of investments amounting to $19,002,000.

  Acquisitions in 2004

  (f)
  Pure Encapsulations, Inc.

    On March 1, 2004, Atrium, completed the acquisition of all operating assets of Pure Encapsulations, Inc.'s business for a total consideration of $37,982,000 of which an amount of $34,462,000 including all acquisition-related costs, was paid cash, net of cash and cash equivalents acquired of $1,076,000, and $2,444,000 as a balance of purchase price, paid in August 2005. This company, based in the United States, focuses on the development, manufacturing and marketing of high-end health and nutrition finished products sold through healthcare practitioners.

    The acquisition has been accounted for using the purchase method and the results of operations have been included in the statement of operations from the date of acquisition. The purchase price allocation was finalized upon receipt of a independent valuation report.

    The allocated values of the net assets acquired are as follows:

$
Assets
Current assets	4,740
Property, plant and equipment	1,123
Intangible assets
Trademarks	12,000
Customer relationships	800
Other	94

18,757
Liabilities
Current liabilities	757

Net identifiable assets acquired	18,000
Goodwill	19,982

Purchase price	37,982
Less: Cash and cash equivalents acquired	1,076
Balance of purchase price	2,444

Net cash used for the acquisition	34,462

    Goodwill is included in the Health & Nutrition segment.

    Goodwill and intangible assets are deductible for income tax purposes. Intangible assets consist mainly of indefinite-lived trademarks for an amount of $12,000,000. Consequently, these assets are not amortized but are subject to an annual impairment test.

  (g)
  Unipex Finance S.A.S.

    On July 8, 2004, Atrium acquired 21,380 common shares of the outstanding capital stock of its subsidiary Unipex Finance S.A.S. (Unipex), based in France, for a cash consideration of $2,002,000 (€1,649,000), increasing its interest in the latter to 83.78% (80.65% in 2003). This transaction has been accounted for as a step acquisition. The excess of the purchase price over the net identifiable assets on the date of acquisition is $1,586,000 and is recorded as goodwill in the Active Ingredients & Specialty Chemicals segment not deductible for income tax purposes for an amount of $544,000. The balance of $1,042,000 has been applied against non-controlling interest.

  (h)
  Loss on dilution of investments

    On October 27, 2004, pursuant to the issuance of 145,000 subordinate voting shares of Atrium, a loss on dilution amounting to $74,000 was recognized.

    On July 8, 2004, pursuant to the issuance of 10,000 common shares by a subsidiary of Atrium to its employees and directors, a loss on dilution amounting to $411,000 was recognized.

  Acquisitions in 2003

  (i)
  Interchemical S.A. and Chimiray S.A.

    On August 5, 2003, Unipex, a French subsidiary of Atrium, acquired 100% of the issued and outstanding common shares of Interchemical S.A. and Chimiray S.A. for a total consideration of $13,309,000 of which an amount of $10,101,000 was paid cash, net of cash and cash equivalents acquired of $2,552,000, and $656,000 (paid in 2004) as a balance of purchase price. These companies are based in France and their main business focus is to market value-added active ingredients and specialty chemicals to the cosmetics, pharmaceutical, chemical and nutrition industries. This acquisition has been accounted for using the purchase method. The results of operations have been included in the statement of operations since August 5, 2003, being the date of acquisition. In connection with the purchase price allocation, an independent valuation report was obtained supporting management's fair market value allocation.

    The allocated values of the net assets acquired are as follows:

$
Assets
Current assets	12,799
Property, plant and equipment	281
Intangible assets	3
Future income tax assets	378

13,461

Liabilities
Current liabilities	10,822
Long-term liabilities	725

11,547

Net identifiable assets acquired	1,914
Goodwill	11,395

Purchase price	13,309
Less: Cash and cash equivalents acquired	2,552
Balance of purchase price	656

Net cash used for the acquisition	10,101

    Goodwill included in the Active Ingredients & Specialty Chemicals segment is not deductible for income tax purposes.

  (j)
  Unipex

    On January 13, May 27, and July 16, 2003, Atrium acquired 23,760 common shares of the outstanding capital stock of Unipex for a cash consideration of $1,844,000 (€1,749,000). Those acquisitions have been accounted for as step acquisitions. Atrium also made an additional investment by acquiring 70,400 treasury shares of Unipex, increasing its interest in the latter to 80.65% (70.28% in 2002). The excess of the purchase price over the net identifiable assets on the date of acquisition is $2,118,000 and is recorded as goodwill not deductible for income tax purposes.

5      Other receivables

	As at December 31,
	2005	2004
	$	$
Interest	452	434
Grants	1,415	1,261
Research and development tax credits recoverable	670	1,597
Commodity taxes	646	640
Other	663	1,322

	3,846	5,254

6      Inventory

	As at December 31,
	2005	2004
	$	$
Raw materials	10,267	1,734
Work in progress	1,653	678
Finished goods	25,338	15,376

	37,258	17,788

7      Deferred charges and other long-term assets

	As at December 31,
	2005	2004
	$	$
Deferred financing fees and other deferred charges	2,291	1,352
Long-term receivable	—	2,568
Investments, at cost	2,064	1,725

	4,355	5,645

8      Property, plant and equipment

	As at December 31,
	2005		2004
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
	$	$	$	$
Land	405	—	377	—
Building	11,708	3,173	11,296	2,617
Equipment	16,285	6,754	11,850	5,323
Office furniture	1,169	679	1,185	698
Computer equipment	1,354	1,117	1,965	1,550
Automotive equipment	230	185	237	167
Leasehold improvements	822	149	—	—

	31,973	12,057	26,910	10,355

Less:
Accumulated depreciation	12,057		10,355

Net amount	19,916		16,555

9      Intangible assets

	As at December 31,
	2005		2004
	Cost	Accumulated depreciation	Cost	Accumulated depreciation
	$	$	$	$
Finite useful lives
Patents and trademarks	52,087	12,857	59,241	10,139
Licenses and distribution agreements	865	257	1,001	225
Customer and supplier relationships	14,985	598	800	67
Technology and other	2,368	733	372	179

	70,305	14,445	61,414	10,610

Less: Accumulated amortization	14,445		10,610

Net amount	55,860		50,804
Indefinite useful lives
Trademarks	53,520		12,000

	109,380		62,804

10    Goodwill

  The change in the carrying value is as follows:

	Biopharmaceutical	Active Ingredients & Specialty Chemicals	Health & Nutrition	Total
	$	$	$	$
Balance as at December 31, 2003	8,943	37,047	1,202	47,192
Acquisitions (note 4)	—	561	20,321	20,882
Adjustments(1)	—	(194)	1	(193)
Impact of foreign exchange rate	703	2,979	98	3,780

Balance as at December 31, 2004	9,646	40,393	21,622	71,661
Acquisitions (note 4)	951	10,074	42,155	53,180
Adjustments(1)	—	(49)	48	(1)
Impact of foreign exchange rate	(820)	(4,915)	64	(5,671)

Balance as at December 31, 2005	9,777	45,503	63,889	119,169

  (1)
  Adjustments consist of the reversal of accounts payable and accrued liabilities and of employee future benefits related to acquisitions.

11    Accounts payable and accrued liabilities

	As at December 31,
	2005	2004
	$	$
Trade payable	36,951	23,992
Interest on convertible term loans	—	2,096
Advance payment related to a licensing agreement	728	832
Salaries and employee benefits	5,682	1,848
Deferred revenues	4,796	7,693
Commodity taxes	1,489	1,442
Other accrued liabilities	8,312	3,894

	57,958	41,797

12    Convertible term loans

	As at December 31,
	2005	2004
	$	$
The liability portion of the convertible term loans, bearing interest at an annual rate of 12%, payable annually or at maturity at the Company's option for which moveable hypothecs on the assets of the Company, with the exception of the building, equipment and shares of a subsidiary, have been given as collateral. An amount of accrued interest totalling $2,467,000 has been included as at December 31, 2005	28,440	20,707

  The equity component of the loans, which corresponds to the holders' option to convert the notes into equity shares of the Company, was valued at the date of the loans and is classified as other capital. The loans and the unpaid interest, if any, are convertible at all times at the holders' option into common shares of the Company at a conversion price of CAN$5.05 per common share up to a maximum of 6,955,088 shares. During fiscal years 2005 and 2004, the Company elected, as permitted under the loan agreements, to add to the principal amount all unpaid accrued interest as of March 31, 2005 and 2004 of a total amount $2.9 M and $2.6 M (CAN$3.36 M and CAN$3 M), respectively.

  These loans maturing in March 31, 2006, which are held by the two largest shareholders of the Company, have been converted into common shares of the Company subsequent to year-end (see note 25).

13    Long-term debt

	As at December 31,
	2005	2004
	$	$
Æterna Zentaris
Loan from the federal and provincial governments, (CAN$2,400 in 2005; CAN$3,200 in 2004) non-interest bearing, payable in five annual equal and consecutive instalments since July 2004	2,064	2,662
Promissory note, bearing interest at a rate of 5.67%, payable in monthly instalments including capital and interest, collateralized by the laboratory equipment of a subsidiary, maturing in June 2008	81	—

(forward)	2,145	2,662

	As at December 31,
	2004	2003
	$	$
(brought forward)	2,145	2,662
Atrium and its subsidiaries
Revolving credit facility *	94,300	—
Unsecured loan (CAN$13,407 as at December 2004 and 2005), bearing interest at a rate of 7%, principal payable in June 2008 and June 2009, interest payable on a monthly basis	11,528	11,154
Unsecured bank loan (€3 as at December 31, 2005 and €15 as at December 31, 2004), bearing interest at a rate of 4.35%, payable in quarterly instalments including principal and interest, maturing in January 2006	3	20
Balance of purchase price (€43 as at December 31, 2005 and €116 as at December 31, 2004), non-interest bearing, payable in euros in monthly instalments, maturing in July 2006	51	157
Note payable on vehicle, non-interest bearing, payable in monthly instalments, maturing in August 2007	18	—
Bank mortgage, bearing interest at a rate of 9%, payable in quarterly instalments including principal and interest, collateralized by a building and a plot of land, maturing in September 2014	48	—
Settled during 2005	—	28,851

	108,093	42,844
Less: Current portion	790	10,094

	107,303	32,750

  *
  This amended credit facility is a three-year revolving credit facility, renewable annually for the same period, of an authorized amount of $107,481,000 (CAN$125,000,000). Atrium may increase the authorized amount up to a maximum of $171,969,000 (CAN$200,000,000) under certain conditions and may also borrow in US$, CAN$ or euros. As at December 31, 2005, all the money borrowed was in US$. This facility bears interest at a variable rate based on the market rate plus an applicable margin calculated quarterly. This debt has been secured by a first hypothec on all assets of Atrium and its North American subsidiaries. Moreover, all the shares held by Atrium in its French subsidiaries have been pledged as collateral security. Under the credit agreement, Atrium must meet certain financial ratios. As at December 31, 2005, the effective rate was 6.0%. A portion of $50,000,000 of the loan is subject to interest rate swaps (see note 22).

    In 2005, the portion of deferred financing costs in the amount of $264,000 relating to the repayment of certain loans was written off.

  The principal instalments due on long-term debt for the next five years amount to $789,729 in 2006, $733,662 in 2007, $96,300,317 in 2008, $10,243,621 in 2009 and $5,444 in 2010.

14    Employee future benefits

  Some group companies in France and in Germany provide unfunded defined benefit pension plans and unfunded postemployment benefit plans for some groups of employees. Provisions for pension obligations are established for benefits payable in the form of retirement, disability and surviving dependant pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country.

  The following table provides a reconciliation of the changes in the plans' accrued benefits obligations:

	Pension benefit plan			Other benefit pla
	2005	2004	2003	2005	2004	2003
	$	$	$	$	$	$
Obligation — Beginning of year	5,844	4,743	3,391	398	393	439
Current service cost	230	218	198	23	23	15
Interest cost	274	259	205	19	21	26
Actuarial loss (gain)	1,735	300	133	182	27	(97)
Benefits paid	(65)	(60)	(35)	(43)	(94)	(74)
Effect of foreign currency exchange rate changes	(880)	384	851	(56)	28	84

Obligation — End of year	7,138	5,844	4,743	523	398	393

  The significant actuarial assumptions adopted to determine the Company's accrued benefits obligations are as follows:

	Pension benefit plan			Other benefit plan
Actuarial assumptions
	2005	2004	2003	2005	2004	2003
	%	%	%	%	%	%
Discount rate	2.5 and 4.00	2.5 and 5.25	2.5 and 5.25	4.00	5.25	5.75
Pension benefits increase	1.25	1.25	1.25	1.25	1.25	1.25
Rate of compensation increase	0.5 to 3.75	0.5 to 3.75	0.5 to 3.75	2.75	2.75	2.75

  Pensions of former employees are not increased.

  The actuarial reports, dated June 2004 and December 2005, give effect to the pension and postemployment benefit obligations as at December 31, 2004 and 2005 respectively. The next actuarial reports are planned for June 2006 and December 2006, respectively.

  401K plans

  The Company sponsors 401K plans in three of its U.S. subsidiaries. Under these plans, the Company may contribute a discretionary amount equal to a percentage of employee contributions to the plan and may also make discretionary profit sharing contribution. During the years ended December 31, 2005 and 2004, the Company recorded contributions totalling $65,000 and $50,000 respectively.

15    Share capital

  (a)    Authorized

    Unlimited number of shares of the following classes:

      Common, voting and participating, one vote per share

      Preferred, first and second ranking, issuable in series, with rights and privileges specific to each class.

    Effective May 26, 2004, the shareholders authorized the creation of a new class of common shares. All subordinate voting shares were converted into common shares on that date. Thereafter, the Company cancelled the old classes of subordinate voting shares and multiple voting shares.

    As at December 31, 2005, there are no preferred shares issued and outstanding.

  (b)    Issued

	As at December 31,
	2005		2004		2003
	Number	Amount	Number	Amount	Number	Amount
		$		$		$
Multiple voting shares
Balance — Beginning of year	—	—	—	—	4,727,100	1,233
Conversion of shares	—	—	—	—	(4,727,100)	(1,233)

Balance — End of year	—	—	—	—	—	—

Common shares (formerly Subordinate voting shares)
Balance — Beginning of year	45,670,909	127,585	45,330,992	126,326	35,961,927	100,446
Conversion of shares	—	—	—	—	4,727,100	1,233
Issued pursuant to the stock option plan	25,000	130	339,917	1,386	141,965	751
Issued pursuant to the acquisition of Echelon	443,905	2,737	—	—	—	—
Issued pursuant to a bought deal	—	—	—	—	4,500,000	25,740
Share issue expenses	—	(108)	—	(127)	—	(1,844)

Balance — End of year	46,139,814	130,344	45,670,909	127,585	45,330,992	126,326

Total share capital	46,139,814	130,344	45,670,909	127,585	45,330,992	126,326

  (c)    Common share issues

    Pursuant to the exercise of stock options, the Company issued during 2005, 25,000 common shares for proceeds of $130,000. In addition, pursuant to the acquisition of Echelon, the Company issued 443,905 common shares.

    Pursuant to the exercise of stock options, the Company issued during 2004, 339,917 common shares at an average price of $3.77 per share for proceeds of $1,282,000. Consequently, stock-based compensation costs amounting to $104,000 relating to those exercised options have been reclassified from other capital to share capital.

    On July 24, 2003, pursuant to a bought deal, the Company issued 4,500,000 subordinate voting shares at a price of $5.72 (CAN$7.90) per share for gross proceeds of $25,740,000. During fiscal 2003, pursuant to the exercise of stock options, the Company issued 141,965 subordinate voting shares at an average of $5.28 per share for proceeds of $751,000.

    Effective on May 29, 2003, all the multiple voting shares were converted into the same number of subordinate voting shares.

  (d)    Shareholder right plan

    On March 29, 2004, the Company adopted a shareholder right plan (the "Rights Plan"). The rights issued to the shareholders under the Rights Plan will be exercisable, under certain conditions, only when a person or entity, including any related party(ies), acquires or announces his (its) intention to acquire more than twenty (20) percent of the outstanding common shares of the Company (as such, shares may be redesignated or reclassified) without complying with the "permitted bid" provisions of the Rights Plan or without approval of the Company's Board of Directors. Should such an acquisition occur, each right would, upon exercise, entitle a holder, other than the person pursuing the acquisition together with its related party(ies), to purchase common shares of the Company at a fifty (50) percent discount to the market price of the Company's shares at that time.

  (e)    Company's stock option plan

    In December 1995, the Company's Board of Directors adopted a stock option plan for its directors, senior executives, employees and other collaborators providing services to the Company. The number of shares that are issuable under the plan shall not exceed 4,543,744. Options granted under the plan expire after a maximum period of ten years following the date of grant. Options granted under the plan generally vest over a three-year period.

  The following table summarizes the stock option activity under this plan:

	2005		2004		2003
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		(CAN$)		(CAN$)		(CAN$)
Balance — Beginning of year	3,480,592	6.58	3,197,435	6.02	2,949,872	6.96
Granted	686,500	5.63	913,000	8.06	1,074,564	4.09
Exercised	(25,000)	6.31	(339,917)	4.99	(141,965)	7.25
Expired	(65,000)	8.34	(2,050)	7.04	(172,285)	5.74
Forfeited	(233,500)	10.31	(287,876)	6.97	(512,751)	7.07

Balance — End of year	3,843,592	6.16	3,480,592	6.58	3,197,435	6.02

Options exercisable — End of year	2,260,930	6.17	1,743,429	6.90	1,272,514	7.05

    The following table summarizes the stock options outstanding as at December 31, 2005:

	Options outstanding			Options currently exercisable
Exercise price (CAN$)	Number	Weighted average remaining contractual life	Weighted average exercise price	Number	Weighted average exercise price
			(CAN$)		(CAN$)
3.75 to 5.00	952,093	7.70	3.92	620,424	3.90
5.01 to 7.00	1,377,166	8.16	5.71	714,166	5.81
7.01 to 10.90	1,514,333	6.54	7.97	926,340	7.96

	3,843,592	7.41	6.16	2,260,930	6.17

    In 2004, the Company granted to certain collaborators 25,000 options with a fair value of $86,646 which have been recorded as other capital.

  Assumptions used in determining stock-based compensation costs

    The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2005	2004	2003
Dividend yield	Nil	Nil	Nil
Expected volatility	62.1%	64.2%	64.3%
Risk-free interest rate	3.92%	3.48%	3.96%
Expected life (years)	5.80	4.30	3.92

    Had compensation costs been determined using the fair value method at the date of grant for awards granted in 2002 under this stock option plan, the Company's pro forma net earnings (loss), basic and diluted net earnings (loss) per share after giving effect to the grant of these options in 2002 are:

	Years Ended December 31,
	2005 $	2004 $	2003 $
Pro forma net earnings (loss)	10,429	(4,542)	(20,955)
Pro forma net earnings (loss) per share
Basic	0.23	(0.10)	(0.49)
Diluted	0.22	(0.10)	(0.49)
  (f)
  Atrium's stock option plan

    On February 11, 2005, the Board of Directors of Atrium adopted the 2005 Stock Option Plan (the "2005 Plan"), which entered into effect upon the closing of Atrium's initial public offering. At that time, all options issued and outstanding under Atrium's original stock option plan became subject to the 2005 Plan. Under the 2005 Plan, the Board of Directors of Atrium may grant options to acquire Subordinate Voting Shares to Atrium's directors, officers, employees and service providers, and those of its subsidiaries. The maximum number of Subordinate Voting Shares that can be issued upon the exercise of options granted under the 2005 Plan, together with any Subordinate Voting Shares issued or reserved for issuance under any other share compensation arrangement which is then in place, is 4,267,000. The exercise price of options granted under the 2005 Plan is set at the time of the grant of the options, but cannot be less than the volume weighted average trading price of the Subordinate Voting Shares on the Toronto Stock Exchange for the five trading days immediately preceding the day on which an option is granted. The maximum period during which options may be exercised is ten years from the date on which they are granted. Options may not be exercised during the first year following the grant thereof. Thereafter, options vest in five equal annual tranches in respect of 20% of the Subordinate Voting Shares under option, commencing one year after the date on which the option is granted.

  The following table summarizes the stock option activity under Atrium's plan:

	2005		2004		2003
	Number	Weighted average exercise price (CAN$)	Number	Weighted average exercise price (CAN$)	Number	Weighted average exercise price (CAN$)
Balance — Beginning of year	3,667,000	3.59	2,390,000	2.76	2,314,000	2.74
Granted	5,000	10.58	2,031,000	4.21	120,000	3.07
Exercised	(387,000)	2.82	(580,000)	2.60	(8,000)	2.50
Forfeited	(66,500)	3.08	(174,000)	2.81	(36,000)	2.82

Balance — End of year	3,218,500	3.70	3,667,000	3.59	2,390,000	2.76

    The following table summarizes Atrium's stock options outstanding and currently exercisable as at December 31, 2005:

	Options outstanding			Options currently exercisable
Exercise price (CAN$)	Number	Weighted average remaining contractual life	Weighted average exercise price (CAN$)	Number	Weighted average exercise price (CAN$)
2.50	545,000	4.84	2.50	545,000	2.50
3.07	655,000	5.89	3.07	483,000	3.07
4.21	2,013,500	8.84	4.21	733,000	4.21
10.58	5,000	9.55	10.58	—	—

	3,218,500	7.57	3.70	1,761,000	3.37

  Assumptions used in determining stock-based compensation costs

    The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2005	2004	2003
Dividend yield	Nil	Nil	Nil
Expected volatility	38.15%	Nil	Nil
Risk-free interest rate	3.37%	3.77%	3.96%
Weighted average expected life (years)	3.34	4.56	5.00

16    Contingencies

  Atrium and its subsidiaries are party to various ongoing, pending, and threatened litigation along with other contingencies arising out of the normal course of business. Certain of these claims are against a customer for product liability to which a subsidiary of Atrium has been named as a co-defendant. The ultimate disposition of these claims cannot be determined at this time. Atrium's management believes that these claims, when resolved, will not have any material adverse effect on the consolidated financial position or results of operations of Atrium.

17    Statements of cash flows

	Years Ended December 31,
	2005 $	2004 $	2003 $
Change in non-cash operating working capital items
Accounts receivable	(2,996)	(7,108)	(765)
Inventory	(2,816)	(1,290)	2,618
Prepaid expenses	(742)	179	(681)
Accounts payable and accrued liabilities	9,160	(3,262)	(2,772)
Income taxes	(1,322)	2,989	(196)

	1,284	(8,492)	(1,796)

18    Grants

  Under the federal contribution program called Technology Partnerships Canada ("TPC"), the Company received a grant equivalent to 30% of the eligible expenses incurred by the Company in the development of an angiogenesis inhibitor in oncology, dermatology and ophthalmology to a maximum of $25,279,450 (CAN$29,400,000). This contribution will be repaid through royalties only upon the approval by the U.S. Food and Drug Administration (FDA) or the Canadian health authorities of an angiogenesis inhibitor according to the corresponding generated income. Royalties will be paid based on a percentage of gross project revenues under the terms and conditions stipulated in the agreements entered into between TPC and the Company.

  During the period from January 1, 1999 to December 31, 2005, the Company recognized total grants of $9,752,927 (CAN$14,334,082) of which an amount of $9,047,582 (CAN$13,513,766) has been recorded as a grant in the statement of operations, $650,815 (CAN$756,898) as a reduction in property, plant and equipment and $54,530 (CAN$63,418) as a reduction in intangible assets.

19    Income taxes

  The reconciliation of the combined Canadian federal and Québec provincial income tax rate to the income tax expense is as follows:

	Years Ended December 31,
	2005	2004	2003
Combined federal and provincial statutory income tax rate	31.02%	31.02%	33.05%

Income tax expense (recovery) based on statutory income tax rate	$7,745	$2,250	$(4,373)
Manufacturing and processing tax credit	—	—	484
Change in valuation allowance	5,547	2,544	7,533
Accretion on convertible term loans	1,448	469	275
Non-taxable gain on dilution	(6,142)	—	—
Stock-based compensation costs	942	333	98
Difference in statutory income tax rate of foreign subsidiaries	1,117	888	160
Change in enacted rate	(2,780)	—	243
Additional tax deduction	—	—	(81)
Other	(545)	(118)	(107)

	$7,332	$6,366	$4,232

	Years Ended December 31,
	2005	2004	2003
Income tax expense is represented by:
Current	$5,149	$10,526	$2,753
Future	2,183	(4,160)	1,479

	$7,332	$6,366	$4,232

Current
Domestic	$190	$399	$610
Foreign	4,959	10,127	2,143

	$5,149	$10,526	$2,753

Future
Domestic	$665	$162	$1,043
Foreign	1,518	(4,322)	436

	$2,183	$(4,160)	$1,479

	$7,332	$6,366	$4,232

  Significant components of future income tax assets and liabilities are as follows:

	As at December 31,
	2005 $	2004 $
Future income tax assets
Current
Deferred revenues	1,913	3,058
Provisions and accruals	431	—
Inventory	250	—
Acquisition costs	—	48
Other	254	144

	2,848	3,250

Long-term
Research and development costs	13,833	11,508
Share issue expenses	1,353	597
Operating losses carried forward	22,081	17,833
Property, plant and equipment	1,319	762
Intangible assets and goodwill	1,867	2,361
Employee future benefits	1,232	604
Deferred revenues	4,732	8,814
Other	356	52

	46,773	42,531
Valuation allowance	(35,719)	(29,068)

	11,054	13,463

	13,902	16,713

Future income tax liabilities
Long-term
Accounts receivable	35	208
Property, plant and equipment	838	168
Deferred charges and other long-term assets	249	261
Intangible assets	33,034	19,742
Goodwill	789	—
Other	8	78

	34,953	20,457

Future income tax liabilities, net	21,051	3,744

  As at December 31, 2005, the Company has non-refundable research and development tax credits of $9,534,000 which can be carried forward to reduce Canadian federal income taxes payable and expire from 2007 to 2015. No tax benefit has been accounted for in connection with those credits.

  As at December 31, 2005, the Company had available operating losses in several tax jurisdictions, against which a full valuation allowance was established for Canadian losses. The following table summarizes the year of expiry of these operating losses by tax jurisdiction:

	Canada		United States
Year of expiry	Federal $	Provincial $	$
2007	94	—	—
2008	13,801	10,198	—
2009	17,337	15,721	—
2010	17,463	17,142	—
2014	7,923	7,776	—
2015	4,560	4,411	—
2020 to 2025	—	—	938

	61,178	55,248	938

  Furthermore, the Company had available operating losses in Germany amounting to $5.4 M for which there is no expiry date.

  The carryforwards and the tax credits claimed could be subjected to a review and a possible adjustment by tax authorities.

20    Segment information

  Æterna Zentaris' organizational structure is based on a number of factors that management uses to evaluate, view and run its business operations which include, but are not limited to, customer base, homogeneity of products and technology. The business segments disclosed in the Consolidated Financial Statements are based on this organizational structure and information reviewed by Æterna Zentaris' management to evaluate the business segment results.

  Information by geographic region

  Revenues by geographic region are detailed as follows:

	Years Ended December 31,
	2005 $	2004 $	2003 $
Canada	54,133	1,539	679
United States	39,211	21,434	4,563
Europe
Switzerland	19,605	21,381	14,573
France	105,523	103,528	72,101
Other	23,658	26,137	21,019
Asia	2,983	4,463	5,314
Other	2,276	730	491

	247,389	179,212	118,740

  Revenues have been allocated to geographic regions based on the country of residence of the related customers.

  Long-lived assets by geographic region are detailed as follows:

	Years Ended December 31,
	2005 $	2004 $
Canada	28,606	14,299
United States	132,522	35,077
France	38,074	41,631
Germany	49,263	60,013

	248,465	151,020

  Long-lived assets consist of property, plant and equipment, intangible assets and goodwill.

  A description of the types of products and services provided by each business segment follows:

  The Biopharmaceutical segment focuses on the development of novel therapeutic approaches with an extensive product portfolio, including two already marketed and several other products in early and late-stage development in oncology, endocrinology and infectious diseases.

  The Active Ingredients & Specialty Chemicals segment offers value-added products that include high-value proprietary active ingredients developed, acquired or in-licensed by Atrium, a Company's subsidiary.

  Finally, through the Health & Nutrition segment, Atrium develops, manufactures and markets proprietary health and nutrition finished products.

  The accounting principles used for these three segments are consistent with those used in the preparation of these consolidated financial statements.

  The following table presents information by segment:

	2005
	Biopharmaceutical $	Active Ingredients & Specialty Chemicals $	Health & Nutrition $	Consolidated Adjustments $	Total $
Revenues
Sales and royalties	23,674	168,006	32,857	(678)	223,859
License fees	23,530	—	—	—	23,530

	47,204	168,006	32,857	(678)	247,389

Earnings (loss) from operations	(9,583)	12,488	11,507	—	14,412

Depreciation and amortization	6,371	791	441	—	7,603

Capital expenditures	1,906	254	291	—	2,451

Segment assets	133,963	120,789	164,097	(6,672)	412,177

	2004
	Biopharmaceutical $	Active Ingredients & Specialty Chemicals $	Health & Nutrition $	Consolidated Adjustments $	Total $
Revenues
Sales and royalties	19,479	111,397	24,843	—	155,719
License fees	23,493	—	—	—	23,493

	42,972	111,397	24,843	—	179,212

Earnings (loss) from operations	(6,879)	10,791	9,281	—	13,193

Depreciation and amortization	6,136	443	318	—	6,897

Capital expenditures	1,621	60	77	—	1,758

Segment assets	151,830	87,842	44,480	(202)	283,950

	2003
	Biopharmaceutical $	Active Ingredients & Specialty Chemicals $	Health & Nutrition $	Consolidated Adjustments $	Total $
Revenues
Sales and royalties	17,412	79,252	6,591	—	103,255
License fees	15,485	—	—	—	15,485

	32,897	79,252	6,591	—	118,740

Earnings (loss) from operations	(20,464)	7,257	3,016	—	(10,191)

Depreciation and amortization	6,295	382	45	—	6,722

Capital expenditures	1,229	35	36	—	1,300

Segment assets	138,744	80,521	4,768	135	224,168

    Unallocated assets amount to $13,361,000 in 2005, $6,589,000 in 2004 and $3,968,000 in 2003 and consist mainly of cash and cash equivalents, investments at cost and future income tax assets.

    In 2005, no single customer represented more than 10% of the Company's revenues. In 2004 and in 2003, one customer from the biopharmaceutical segment represented 11% and 12%, respectively of the Company's revenues.

21    Earnings (loss) per share

  The following table sets forth the computation of basic and diluted net earnings (loss) per share:

	2005 $	2004 $	2003 $
Net earnings (loss)	10,571	(4,425)	(20,084)
Impact of assumed conversion of dilutive stock options in a subsidiary	(552)	(156)	(27)

Net earnings (loss), adjusted for dilution effect	10,019	(4,581)	(20,111)

	2005	2004	2003
Basic weighted average number of shares outstanding	46,139,814	45,569,176	42,993,432
Dilutive effect of stock options	286,868	417,453	118,953

Diluted weighted average number of shares outstanding	46,426,682	45,986,629	43,112,385

Items excluded from the calculation of diluted net earnings (loss)
per share because the exercise price was greater than the
average market price of the common shares or due to their
anti-dilutive effect
Stock options	2,169,697	1,563,259	1,281,183
Common shares which would be issued following the conversion of the convertible term loans	6,043,564	5,396,040	3,712,871

  For the years ended December 31, 2004 and 2003, the diluted net loss per share was the same as the basic net loss per share since the dilutive effect of stock options and convertible term loans was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted net loss per share for those years was calculated using the basic weighted average number of shares outstanding.

22    Financial instruments

  Short-term investments

	2005 $	2004 $
Mutual fund units	1,501	1,664
Discount notes and commercial paper, bearing interest at an effective annual rate of 2.98% in 2005 and ranging from 2.81% to 3.13% in 2004, maturing on different dates in February 2006, in 2005, and from August 2005 to February 2006 in 2004	631	2,193
Bonds, bearing interest at effective annual rates ranging from 2.0% to 4.33% in 2005 and from 2.0% to 4.79% in 2004, maturing on different dates from January 2006 to September 2007 in 2005 and from January 2005 to April 2007 in 2004	23,306	20,733

	25,438	24,590

  Fair value

  Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and balances of purchase price are financial instruments whose fair value approximates their carrying value due to their short-term maturity. The fair value of short-term and long-term investments is $25,610,602 ($25,041,373 in 2004), and $2,204,815 ($2,075,611 in 2004) respectively. The fair value of long-term receivables approximates their carrying value. The fair value of long-term debt and convertible term loans has been established by discounting the future cash flows at an interest rate corresponding to that which the Company would currently be able to obtain for loans with similar maturity dates and terms. The fair value of long-term debt and convertible term loans is approximately $137,744,000 ($68,217,138 in 2004).

  Description of derivative financial instruments

  Management of interest rate risk

  Our subsidiary Atrium has entered into an interest rate swap to manage interest rate fluctuations. The swap has a notional amount of $50,000,000. Under this swap, Atrium pays a fixed rate of 4,925% and receives a variable rate based on three-month LIBOR (4.5% as at December 31, 2005). This interest rate swap has been designated as a cash flow hedging relationship of the variable interest payment on the revolving credit facility. The fair value of this swap amounted to $119,000 in favour of the counterparty and matures on December 8, 2008.

  Foreign currency risk

  Since the Company operates on an international scale, it is exposed to currency risks as a result of potential exchange rate fluctuations. As at December 31, 2005 and 2004, there are no significant forward exchange contracts outstanding.

  Credit risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are maintained with high-credit quality financial institutions. Short-term investments consist primarily of bonds issued by high-credit quality institutions and corporations. Consequently, management considers the risk of non-performance related to cash and cash equivalents and short-term investments to be minimal.

  Generally, the Company does not require collateral or other security from customers for trade accounts receivable; however, credit is extended following an evaluation of creditworthiness. In addition, the Company performs on-going credit reviews of all its customers and establishes an allowance for doubtful accounts when accounts are determined to be uncollectible. Allowance for doubtful accounts amounted to $469,000 and $205,000 as at December 31, 2005 and 2004, respectively.

  Interest rate risk

  The Company's exposure to interest rate risk is as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rate
Accounts receivable	Non-interest bearing
Unused lines of credit	Variable interest rate
Accounts payable and accrued liabilities	Non-interest bearing
Balances of purchase price	Non-interest bearing
Convertible term loans	As described in note 12
Long-term debt	As described in note 13

23    Commitments and guarantee

  The Company is committed to various operating leases for its premises totalling $3,928,000 in 2006, $3,499,000 in 2007, $2,133,000 in 2008, $1,560,000 in 2009 and $1,455,000 in 2010.

  The Company is also committed to some service and manufacturing contracts totalling $6,525,000 in 2006 and $2,839,000 in 2007.

  In October 2004, the Company entered into a $2.1 M (€1.75 M) bank guarantee in favour of one of its landlords in Germany with respect to the Company's lease obligation. This guarantee will mature in 2009.

24    Summary of differences between generally accepted accounting principles in Canada and in the United States

  As a company listed on the NASDAQ national market, the Company is required to reconcile its financial statements for significant measurement differences between generally accepted accounting principles as applied in Canada (Canadian GAAP) and those applied in the United States (U.S. GAAP).

  The following summary sets out the material adjustments to the Company's reported net earnings (loss), net earnings (loss) per share and shareholders' equity which would be made to conform with U.S. GAAP:

  Statements of Operations

		Years Ended December 31,
		2005 $	2004 $	2003 $
Net earnings (loss) for the year under Canadian GAAP		10,571	(4,425)	(20,084)
Accretion on convertible term loans	(c)	4,479	1,514	888
In-process R&D	(a)	—	—	(18,768)
Amortization of in-process R&D	(a)	1,610	1,605	1,459
Other	(d)	(32)	(120)	(37)
Income tax effects of the above adjustments		(658)	(656)	7,073

Net earnings (loss) for the year under U.S. GAAP		15,970	(2,082)	(29,469)
Other comprehensive loss
Foreign currency translation adjustments		(7,660)	3,993	16,474
Change in fair value of investments	(b)	(139)	379	(488)
Interest rate swap, net of income taxes	(e)	(78)	—	—

Comprehensive income (loss)		8,093	2,290	(13,483)

Net earnings (loss) per share
Basic		0.35	(0.05)	(0.69)

Diluted		0.33	(0.05)	(0.69)

Weighted average number of shares outstanding under U.S. GAAP
Basic		46,139,814	45,569,176	42,993,432

Diluted		46,426,682	45,986,629	43,112,385

  Reconciliation of shareholders' equity to conform to U.S. GAAP

  The following summary sets out the significant differences between the Company's reported shareholders' equity under Canadian GAAP as compared to U.S.GAAP. Please see corresponding explanatory notes for additional information.

		Years Ended December 31,
		2005 $	2004 $
Shareholders' equity in accordance with Canadian GAAP		109,531	100,076
Adjustment of convertible term loans	(c)	(992)	(2,588)
In-process R&D	(a)	(15,128)	(19,025)
Other	(d)	346	422
Deferred tax effect		6,040	7,774

		99,797	86,659

  Accumulated other comprehensive income, net of related income taxes, consists of the following:

	As at December 31,
	2005 $	2004 $
Foreign currency translation adjustments	9,815	17,475
Unrealized gains on investments	313	452
Interest rate swap	(78)	—

Accumulated other comprehensive income	10,050	17,927

  The following table summarizes the shareholders' equity activity under U.S. GAAP since December 31, 2002:

	Share Capital $	Deficit $	Other Capital $	Accumulated Other Comprehensive Income $	Shareholders' Equity $
Balance as at December 31, 2002	101,085	(32,534)	4,461	(2,431)	70,581
Net loss as per U.S. GAAP	—	(29,469)	—	—	(29,469)
Stock-based compensation costs	—	—	383	—	383
Variation in fair value of investments	—	—	—	(488)	(488)
Other	—	1	—	—	1
Exercise of stock options	751	—	—	—	751
Bought deal	25,740	—	—	—	25,740
Share issue expenses	(1,845)	—	—	—	(1,845)
Foreign currency translation adjustments	—	—	—	16,474	16,474

Balance as at December 31, 2003	125,731	(62,002)	4,844	13,555	82,128
Net loss as per U.S. GAAP	—	(2,082)	—	—	(2,082)
Stock-based compensation costs	—	—	1,085	—	1,085
Variation in fair value of investments	—	—	—	379	379
Exercise of stock options	1,376	—	(104)	—	1,272
Share issue expenses	(116)	—	—	—	(116)
Foreign currency translation adjustments	—	—	—	3,993	3,993

Balance as at December 31, 2004	126,991	(64,084)	5,825	17,927	86,659
Net earnings as per U.S. GAAP	—	15,970	—	—	15,970
Stock-based compensation costs	—	—	2,286	—	2,286
Variation in fair value of investments	—	—	—	(139)	(139)
Unrealized loss on interest rate swap	—	—	—	(78)	(78)
Exercise of stock options	130	—	—	—	130
Issuance of shares pursuant to a business acquisition	2,737	—	—	—	2,737
Share issue expenses	(108)	—	—	—	(108)
Foreign currency translation adjustments	—	—	—	(7,660)	(7,660)

Balance as at December 31, 2005	129,750	(48,114)	8,111	10,050	99,797

  Balance Sheets

  The following table summarizes the significant differences between the balance sheet items under Canadian GAAP as compared to U.S. GAAP as at December 31, 2005 and 2004:

		As at December 31, 2005		As at December 31, 2004
		As reported $	U.S. GAAP $	As reported $	U.S. GAAP $
Intangible assets	(a)	109,380	94,182	62,804	43,705
Convertible term loans	(c)	28,440	29,432	20,707	23,295
Future income tax liabilities	(a)	34,784	28,603	20,457	12,683

  Statements of cash flows

  For the years ended December 31, 2005, 2004 and 2003, there are no significant differences between the statements of cash flows under Canadian GAAP as compared to U.S. GAAP.

  (a)
  Research and development costs

    Under U.S. GAAP, in-process research and development acquired in a business combination is written off at the time of acquisition. Under Canadian GAAP, in-process research and development acquired in a business combination is capitalized and amortized over its estimated useful life.

  (b)
  Investments

    Investments, which are classified as available-for-sale securities, include the Company's investment in bonds for which the Company does not have the positive intent or ability to hold to maturity and an investment in shares of a publicly traded company. Under U.S. GAAP, available-for-sale securities are carried at fair value with unrealized gains and losses net of the related tax effects as part of other comprehensive loss.

    Under Canadian GAAP, these investments are valued at the lower of amortized cost and market value.

  (c)
  Convertible term loans

    Under Canadian GAAP, proceeds from the issuance of convertible term loans are allocated among long-term convertible term loans and shareholder's equity, resulting in a debt discount that is amortized to expense over the term of the loans. The financing costs related to those loans have been allocated on a pro-rata basis between deferred charges and other capital. Under U.S. GAAP, those costs are all included in deferred charges and amortized over the term of the loans, and convertible term loans are totally considered as long-term debt.

  (d)
  Other

    Other adjustments required when considering the significant differences between Canadian and U.S. GAAP include individually minor amounts related to the following items:

    •
    stock-based compensation costs adjustments related to variable accounting under U.S. GAAP for grants made in 2002 that became completely vested in 2004;

    •
    financing costs arising from the convertible notes (see (c) above) allocated to other capital under Canadian GAAP that are amortized in earnings under U.S. GAAP;

    •
    organization costs deferred and amortized under Canadian GAAP that are expensed as incurred under U.S. GAAP.

  (e)
  Interest rate swap

    Under Canadian GAAP, the Company accounts for Atrium's interest rate swap using the accrual method. U.S. GAAP requires all derivative instruments to be recognized at fair value on the consolidated balance sheet. Under U.S. GAAP, this swap has been designated as a cash flow hedge. Accordingly, the changes in fair value are recorded in other comprehensive income until the related interest expense is recorded in income.

25    Subsequent event

  Conversion of convertible term loans

  On February 14 and 17, 2006, the Company announced that the Solidarity Fund QFL (the "Fund") and SGF Santé Inc. ("SGF"), have respectively exercised their right to early convert the entirety of their convertible term loans in the principal amount of $12.5 million each that they had extended to the Company in April 2003 and that were to mature on March 31, 2006. In accordance with the terms of the convertible term loans, and additional arrangements between the Company, the Fund and SGF, Æterna Zentaris has issued to each of the loan holders 3,477,544 of its common shares upon conversion of their loans, representing the principal and interest due to the stated maturity date under the loans, based on the conversion price that had been agreed upon in the loan agreement.

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Exhibit 3
ÆTERNA ZENTARIS INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2005, 2004 and 2003 (tabular amounts in thousands of US dollars, except share/option and per share/option data and as otherwise noted)